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                                                                    EXHIBIT 10.9


                              EMPLOYMENT AGREEMENT

         This Agreement, made this 1st day of October, 1998, by and between Kelley Oil & Gas Corporation, a Delaware corporation (the "Company"), and Rick Lester ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to employ Executive as Senior Vice President and Chief Financial Officer on the terms set forth below, and Executive is willing to accept such employment on such terms.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree:

1.       DEFINITIONS

         As used in this Agreement, defined words and phrases have the meaning first ascribed to them herein whenever the first letter of each word is capitalized. Words used in the masculine apply equally to the feminine, and wherever the context dictates, the plural should be read as the singular and the singular as the plural. References to Sections are to Sections of this Agreement. The headings at the beginning of each section are inserted for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement.

         a.   "Board" means the Company's board of directors.

         b.   "Cause" shall be deemed to exist if, and only if:

               i. Executive is convicted in a court of law of any crime (i) that constitutes a felony relating to the Company or any other business endeavor or (ii) that constitutes a felony which involves moral turpitude; or

               ii. Executive engages in willful misconduct or any material breach of or willful material failure to perform his duties and responsibilities hereunder, which misconduct, breach, or failure shall continue after the Company, by action of the Board, shall have advised Executive thereof in writing and shall have afforded Executive a reasonable opportunity (which shall be at least 30 days from the date of such written advice or knowledge thereof) to correct the acts or omissions complained of, and which Executive shall have so failed to take action to correct within such period.

         c. "Disability" means Executive's inability to fully and competently perform the duties hereunder for a period of at least three consecutive months by reason of mental or physical illness or other incapacity. The Company and Executive or his attorney-in-fact shall, based on competent medical advice, determine whether Executive is and continues to be disabled. If the Company and Executive or his attorney-in-fact disagree with the


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              determination of disability, then each of them shall appoint a doctor and the two doctors shall select a third independent doctor whose decision as to whether Executive has been unable to perform the duties of the nature contemplated hereunder for a three-consecutive-month period shall be binding on the parties.

              The doctor advising the Company with regard to the Company's initial determination of whether Executive has been disabled within the foregoing meaning and the independent doctor selected by the two doctors designated by the Company and Executive or his attorney-in-fact shall be given full access to Executive's medical records and shall be afforded a reasonable opportunity to examine Executive. The Company agrees to instruct such doctors to maintain all information reflected in Executive's records in full confidence and not to disclose such information to any person (including the Company) except as may be necessary for the determination described above. All references to doctor in this paragraph 1.d shall mean a practicing doctor of medicine.

         d. "Executive Officer" means Senior Vice President and Chief Financial Officer.

         e. "Notice of Termination" means a notice that sets forth the date of termination and, in the event of termination for Cause, the facts and circumstances claimed to provide a basis for termination of Executive's employment.

         f. "Change of Control" means if (i) the Company is merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of the Company; (ii) the Company sells all or substantially all of its assets to another corporation, which is not a wholly-owned subsidiary of the Company; (iii) any person or group within the meaning of the Securities Exchange Act of 1934, as amended, acquires (together with voting securities of the Company held by such person or group) 30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record) pursuant to any transaction or combination of transactions; (iv) there is a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, whether or not the Company is then subject to such reporting requirements; or (v) the individuals who, at the beginning of any period of twelve consecutive months, constituted the Board of Directors cease, for any reason, to constitute at least a majority thereof, unless the nomination for election or election by the Company's shareholders of each new director of the Company was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved. Notwithstanding the foregoing, however, a Change of Control shall not be deemed to have occurred upon issuance of capital stock by the Company approved by a vote of at least two-thirds of the directors then in office.


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2.       TERM

         This Agreement commences effective as of October 1, 1998 (the "Commencement Date"), shall continue for 12 months from the Commencement Date, unless sooner terminated, and each year thereafter, unless either of the parties upon thirty (30) days written notice that the Agreement shall not be extended for the ensuing year, which notice shall not be deemed to be a Notice of Termination under the provisions of this Agreement.

3.       DUTIES

         During the term of his employment as provided in Section 2 above, the Company will employ Executive in a senior executive capacity, with such responsibilities as the Company may from time to time determine during the term of this Agreement, including the duties of the Controller. Executive will comply with all applicable laws, with all corporate documents governing the conduct of the Company's business and affairs, and with the Company's policies.

         Executive agrees to devote substantially all of his business time to the performance of his duties hereunder.

4.       COMPENSATION

         a. The Company shall pay Executive for all services to be performed hereunder during the term of this Agreement. The Company agrees to pay to Executive an annual salary of $175,000.00, payable in semimonthly installments in arrears on the fifteenth and last day of each calendar month, the first such installment to be payable for the period ended October 15, 1998.

         b. The Executive shall participate in the Company's 1997 Annual and Long-Term Incentive-Performance Plan (the "Plan"), in accordance with the terms and provisions of the Plan, (i) as to annual performance awards, commencing in 1998 to the extent in 1998 his participation award exceeds $50,000, and annually thereafter as provided in the Plan, and (ii) as to stock options, commencing in 2000 and annually thereafter, so long as the Plan remains in effect, and Executive is employed by the Company.

         c. The Company shall provide Executive with an interest free loan of $50,000.00, which Executive must repay to the Company on or before the third anniversary of the Commence Date. In addition, in the event Executive voluntarily terminates his employment with the Company or his employment is terminated by the Company for Cause, the loan must be repaid on demand by the Company.

         d. The Company shall, effective the Commencement Date, grant Executive a total of 381,000 options to purchase shares of the Company's common stock for a purchase price of $1.00 per share (the "Options"), which shall vest in cumulative annual installments as follows: (i) 33 1/3% of such Options on the first anniversary of the Commencement Date,


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              or upon termination of employment by the Company if employment is terminated by the Company before the first anniversary and not terminated for Cause or a Change of Control, (ii) 66 2/3% of such Options on the second anniversary of the Commencement Date, and
              (iii) 100% of such Options on the third anniversary of the Commencement Date.

         e. The Company agrees to pay Executive in addition to payments and award set forth in paragraphs a,b,c and d above, an initial bonus of $50,000.00 payable within ten (10) business days of the Commencement Date.

         f. In addition to the payments and awards set forth in paragraphs a,b,c,d, and e above:

              i. During the term of this Agreement, upon submission of a reasonable accounting, the Company shall reimburse Executive for all reasonable travel, entertainment, and other business expenses that are in compliance with company policy related to his employment hereunder.

              ii. During the term of this Agreement, Executive shall be eligible for the Company's employee benefit programs on the terms on which the same are extended to the Company's executives generally, including but not limited to the Company's Section 401(k) plan, a health care plan, four weeks vacation and reimbursement for unreserved parking expenses.

         The Company shall have the right to deduct from all payments to be made under this Agreement any federal, state, or local taxes required by law to be withheld from such payments.

5.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION

         Executive agrees that, during his employment by the Company and for 1 year thereafter, he will not use or disclose to others, directly or indirectly, any confidential information relating to the business, prospects, or plans of the Company or its subsidiaries. Notwithstanding the previous sentence, Executive shall not be in violation of this section in the event of a disclosure pursuant to a court action or governmental rule, regulation, or proceeding (hereinafter referred to as an "Ordered Disclosure") provided Executive has notified the Company of such Ordered Disclosure within five business days of being personally served with such Ordered Disclosure. Executive agrees to cooperate in good faith with the Company in responding to such Ordered Disclosure in order to prevent, limit or impose restrictions on such Ordered Disclosure. In no event, however, shall this section require Executive to take action or otherwise cause Executive to be in violation of any law or result in contempt of such Ordered Disclosure.

         Upon termination of his employment with the Company, Executive shall surrender to the Company any and all work papers, reports, manuals, documents, and the like (including all


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         originals and copies thereof) in his possession which contain confidential information relating to the business, prospects, or plans of the Company or its affiliates.

         Executive agrees that following any termination of his employment with the Company, he will endorse strategies of the Company, and will not disclose or cause to be disclosed any negative, adverse or derogatory comments or information of a substantial nature about the Company or its management, or about any product or service provided by the Company, or about the Company's prospects for the future. The Company may seek the assistance, cooperation or testimony of Executive following any such termination in connection with any investigation, litigation or proceeding arising out of matters within the knowledge of Executive and related to his position as an officer or employee of the Company, and in any instance, Executive shall provide such assistance, cooperation or testimony and the Company shall pay Executive's reasonable costs and expenses in connection therewith. In addition, if such assistance, cooperation or testimony requires more than a nominal commitment of Executive's time, the Company will compensate Executive for such time at a per diem rate derived from Executive's salary from the Company at the time of Executive's termination.

6.       TERMINATION

         a. This Agreement shall automatically terminate upon Executive's death or Disability. In addition, this Agreement may be terminated by the Company or Executive at any time for any reason whatsoever. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to the first sentence of this subsection a.) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16.

         b. Upon termination of this Agreement for any reason, Executive shall be entitled to receive, and the Company shall pay Executive (or, if such termination is caused by Executive's death, his estate or as may be directed by the legal representatives of such estate) within 30 days of the termination date, any unpaid amounts earned by or payable to Executive through the date of termination under Sections 4.a., 4.b. (if any) and 4.f.(if any), which amounts shall be reduced by any amounts owed to the Company pursuant to the loan provided for in Section 4.c. (and the principal amount of such loan shall be reduced by a corresponding amount).

         c.   In addition to the amounts to which Executive is entitled under
              Section 6.b., if this Agreement is terminated by the Company other than for Cause or other than a Change of Control, the Company shall pay Executive in a single lump-sum payment an amount equal to the compensation that would have been payable under Section 4.a. over the next twelve (12) months had this Agreement not otherwise been terminated, which amount shall be reduced by any amount owed to the Company pursuant to the loan provided for in Section 4.c. (and the principal amount of such loan shall be reduced by a corresponding amount). Such compensation shall be the only compensation payable as a result of such termination and, except as may otherwise be provided in any other agreement or option



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              plans, Executive shall not be entitled to any accrued bonuses, acceleration of vesting with respect to any options or acceleration of any other rights he may have under any employee benefit plan or arrangement, it being understood and agreed that the Company may terminate this Agreement at any time with or without Cause by notice to the Executive as provided herein. The amounts payable under this Section 6.c. shall be paid no later than 30 days after the date of termination.

         d.   In addition to the amounts to which Executive is entitled under
              Section 6.b., if this Agreement is terminated by the Company because of a Change of Control, the Company shall pay Executive in a single lump-sum payment an amount equal to (i) the compensation that would have been payable under Section 4.a. over the next eighteen (18) months had this Agreement not otherwise been terminated, and (ii) the amount of Executive's annual performance award for the last full-year prior to the Change of Control, which amount shall be reduced by any amounts owed to the Company pursuant to the loan provided for in Section 4.c. (and the principal amount of such loan shall be reduced by a corresponding amount). Such compensation shall be the only compensation payable as a result of such termination because of a Change of Control. Except as may otherwise be provided in any other agreement or option plans, Executive shall not be entitled to any accrued bonuses, acceleration of vesting with respect to any options or acceleration of any other rights he may have under any employee benefit plan or arrangement. The amounts payable under this Section 6.d. shall be paid no later than 30 days after the date of termination.

7.       RESTRICTIVE COVENANT

         During the term of Executive's employment with the Company, and (except as provided in clause (c) below) for a period of one year following the termination of Executive's employment with the Company for any reason, including termination occasioned by the expiration of this Agreement, Executive shall not:

         a. interfere with the relationship of the Company or any of its employees, agents or representatives;

         b. directly or indirectly divert or attempt to divert from the Company any property acquisition in which the Company has been actively engaged during the term hereof; or

         c. directly or indirectly render financial or other services of the nature of those provided to the Company to any person, company or entity other than the Company, provided, this clause (c) shall terminate upon the termination of Executive's employment with the Company.

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8.       INDEMNIFICATION

         Except to the extent attributable to Executive's willful misconduct or actions leading to the Company's termination of this Agreement for Cause, the Company shall indemnify Executive against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit, or proceeding to which Executive has been made a party by reason of his capacity as Executive Officer of the Company if Executive acted in good faith and in a manner Executive reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe Executive's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Executive did not act in good faith and in a manner which Executive reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that Executive's conduct was unlawful.

9.       ADDITIONAL REMEDIES

         In the event of a breach or a threatened breach of the terms of Section 5 or 7 of by Executive, the Company shall, in addition to all other remedies, be entitled to a temporary or permanent injunction and/or a decree for specific performance, in accordance with the provisions hereof, without showing any actual damage or that monetary damages would not provide an adequate remedy and without any bond or other security being required.

10.      NONASSIGNMENT

         This Agreement is personal to Executive and shall not be assigned by him. Executive shall not hypothecate, delegate, encumber, alienate, transfer, or otherwise dispose of his rights and duties hereunder. The Company may assign this Agreement without Executive's consent to any other entity who, in connection with such assignment, acquires all or substantially all of the Company's assets, or into or with which the Company is merged or consolidated.

11.      WAIVER

         The waiver by the Company of a breach by Executive of any provision of this Agreement shall not be construed as a waiver of any subsequent breach by Executive.

12.      SEVERABILITY

         If any clause, phrase, provision, or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of this Agreement and shall not affect the application of any clause, provision, or portion hereof to other persons or circumstances.


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13.      DISPUTES

         Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding arising out of this Agreement shall be brought only in the state or federal courts located in the state of Texas. Each party hereto hereby irrevocably consents to the service or process outside the territorial jurisdiction of such courts in any such action or proceeding by the mailing of such documents by registered United States mail, postage prepaid, if to the Company to the address of its principal place of business and if to Executive to the address listed in the Company's books and records.

14.      RELEVANT LAW

         This Agreement shall be construed by, subject to, and governed in accordance with the internal laws of the State of Texas.

15.      NOTICES

         All notices, requests, demands, and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States post office by registered or certified mail, postage prepaid, addressed as follows, or to such other address as shall have been designated in writing by the addressee:

         a.   If to the Company:

                  Kelley Oil & Gas Corporation
                  Suite 1100
                  601 Jefferson Street
                  Houston, Texas 77002
                  Attention:  Corporate Secretary

         b.   If to Executive:

                  Rick Lester
                  Kelley Oil & Gas Corporation
                  Suite 1100
                  601 Jefferson Street
                  Houston, Texas  77002


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16.      Entire Agreement

         This Agreement sets forth the entire understanding of the parties and supersedes all prior agreements, arrangements, and communications, whether oral or written, and this Agreement shall not be modified or amended except by written agreement of the Company and Executive.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                             COMPANY:

                                             KELLEY OIL & GAS CORPORATION



                                             By
                                                --------------------------------
                                                John F. Bookout
                                                President and Chief Executive
                                                Officer


                                             EXECUTIVE:


                                                --------------------------------
                                                        Rick Lester